UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2007

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51844	36-4350876
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 North Roselle Road, Schaumburg, Illinois	60195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 885-2833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Upcoming Presentation

On November 29, 2007, the Company announced that it will be presenting at the Bank of America Credit Conference on Tuesday, December 4, 2007, at 1:40 p.m. (ET).  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Entry Into 10b5-1 Plans

Timothy M. Yager, the Company’s President and Chief Executive Officer, Conrad J. Hunter, the Company’s Executive Vice President and Chief Operating Officer, and John J. Peterman, the Company’s Senior Vice President of Sales and Marketing, each recently entered into a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Company policy.  These plans were entered into on November 15, 16 and 27, 2007, respectively, and include an aggregate of approximately 113,000 shares of Company common stock which may be sold at various times in 2008, depending on the terms and conditions of each individual’s plan.

Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may enter into a pre-arranged plan or contract for the sale of stock under specified conditions and at specified times.

Using these 10b5-1 plans, individuals can gradually diversify their investment portfolios, spread stock sales out over an extended period of time to reduce market impact and avoid concerns about sales occurring at a time when they might possess material non-public information.

Transactions under these plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.  The Company does not undertake to report Rule 10b5-1 plans that may be entered into by any directors, officers or other employees in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.

99.1  Press Release by iPCS, Inc., dated November 29, 2007, announcing that iPCS, Inc. will be presenting at the Bank of America Credit Conference on Tuesday, December 4, 2007, at 1:40 p.m. (ET).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: November 29, 2007
	By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

99.1  Press Release by iPCS, Inc., dated November 29, 2007, announcing that iPCS, Inc. will be presenting at the Bank of America Credit Conference on Tuesday, December 4, 2007, at 1:40 p.m. (ET).